Amended and Restated Schedule A

Dated January 28, 2015

To The

Expense Limitation/Reimbursement Agreement

Dated January 25, 2011

Between

Equinox Funds Trust And Equinox Funds Management, LLC

Funds	Contractual Limit on Total Operating Expenses	Effective Date	Termination Date
Equinox Chesapeake Strategy Fund	1.10%	Commencement of Operations	January 31, 2016
Equinox Crabel Strategy Fund	1.10%	Commencement of Operations	January 31, 2016
	2.00%	January 31, 2016	January 31, 2026
Equinox Campbell Strategy Fund	1.10%	Commencement of Operations	May 19, 2013
	0.90%	May 20, 2013	January 31, 2016
Equinox Quest Tracker Index Fund	1.10%	Commencement of Operations	January 31, 2016
Equinox BH-DG Strategy Fund	1.10%	Commencement of Operations	January 31, 2016
	2.00%	January 31, 2016	January 31, 2026
Equinox BlueCrest Systematic Macro Fund	0.79%	Commencement of Operations	July 29, 2016

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of each Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

Signature Page – Schedule A to Expense Limitation Agreement